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[LOGO]
                            [ITT HARTFORD LETTERHEAD]


April 12, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs;

This opinion is furnished in connection with the registration statement under the Securities Act of 1933 as amended, of a certain flexible premium variable life insurance policy (the "Policy") that will be offered and sold by Hartford Life Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in this Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Securities Act Registration Statement on Form S-6 and to the reference to my name under the heading "Experts" in the Prospectus included in the Securities Act Registration Statement.

Very truly yours,

/s/ Ken A. McCullum
Ken A. McCullum
Director Individual Life
Product Development